Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of KushCo Holdings, Inc. on Form S-3 (File No. 333-231019 and 333-233829) and Form S-8 (File No. 333-209439, 333-229023, and 333-231020) of our report dated November 10, 2020, with respect to our audits of the consolidated financial statements of KushCo Holdings, Inc. as of August 31, 2020 and 2019 and for the years ended August 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of KushCo Holdings, Inc. for the year ended August 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases, due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective September 1, 2019, using the modified retrospective approach.

/s/ Marcum LLP

Marcum LLP Costa Mesa, CA November 10, 2020